Exhibit 1.3

Heart Test Laboratories, Inc.

AMENDMENT NO. 2 TO equity distribution AGREEMENT

November 17, 2023

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain equity distribution agreement, dated as of September 18, 2023, as amended on November 9, 2023 (the “Sales Agreement”), by and between Heart Test Laboratories, Inc., a Texas Corporation (the “Company”), and Maxim Group LLC (the “Agent”). Capitalized terms used herein but not otherwise defined are used herein as defined in the Sales Agreement.

The Company and Agent (collectively, the “Parties”) wish to further amend the Sales Agreement, pursuant to Section 15 of the Sales Agreement, on the terms and conditions set forth in this letter (this “Amendment No. 2”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the Sales Agreement, the Company, on the one hand, and the Agent, on the other hand, the Parties therefore hereby agree as follows effective as of the date hereof:

 1. Increase in the Aggregate Offering Price of Shares. The reference to “US$10,000,000” in the heading, introductory paragraph, Sections 2 and 7 of the Sales Agreement regarding the aggregate offering price of the shares of Common Stock is hereby amended and replaced with “US$15,000,000.”

2. Increase in the Transaction Fee. The reference to “three percent (3%)” in Section 2(a)(vi) of the Sales Agreement regarding the Transaction Fee is hereby amended and replaced with “four percent (4%)”. For the avoidance of doubt, the Transaction Fee payable in connection with any sales of the Shares prior to the date hereof shall continue to be three percent (3%) and any sales from and after the date hereof shall be the increased Transaction Fee.

3. Definition of Prospectus Supplement. The Parties agree that the definition of “Prospectus Supplement” under Section 1(a)(i) of the Sales Agreement shall include the prospectus supplement to the Base Prospectus, dated the date hereof, and the prospectus supplement to the Base Prospectus, dated November 9, 2023, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

4. Increase in Legal Fees for the Agent. The reference to “US$65,000” in Sections 3(g) of the Sales Agreement regarding the actual and documented fees and out-of-pocket expenses of the Agent’s legal counsel is hereby amended and replaced with “US$90,000.”

5. Company Counsel Opinion. On the date hereof, the Company shall cause Foley Shechter Ablovatskiy LLP, counsel for the Company, to furnish to the Agent its written opinion and negative assurance letter, in form and substance reasonably acceptable to the Agent.

6. Officer’s Certificate. On the date hereof, the Company shall furnish to the Agent an officer’s certificate, dated as of the date hereof and addressed to the Agent, signed by the chief executive officer and by the chief financial officer of the Company, to the effect that:

(i) The representations and warranties of the Company in the Sales Agreement are true and correct in all material respects as if made at and as of the date of the certificate, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date of the certificate;

(ii) No stop order or other order suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof or the qualification of the Shares for offering or sale or notice that would prevent use of the Registration Statement, nor suspending or preventing the use of the Base Prospectus, Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus, has been issued, and no proceeding for that purpose has been instituted or, to the best of their knowledge, is contemplated by the Commission or any state or regulatory body;

(iii) The Shares have been duly and validly authorized by the Company and all corporate action required to be taken for the authorization, issuance and sale of the Shares on that date has been validly and sufficiently taken;

(iv) Subsequent to the respective dates as of which information is given in the Base Prospectus, Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus, as amended and supplemented, and except for pending transactions disclosed therein, the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, not in the ordinary course of business, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock, and there has not been any change in the capital stock or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than as a result of the exercise of any currently outstanding restricted stock units or warrants that are disclosed in the Prospectus), or any material change in the short-term or long-term debt, of the Company, or any Material Adverse Effect or any development that would reasonably be likely to result in a Material Adverse Effect (whether or not arising in the ordinary course of business), or any material loss by strike, fire, flood, earthquake, accident, epidemic, pandemic or other calamity, whether or not covered by insurance, incurred by the Company;

(v) Except as stated in the Base Prospectus, Prospectus Supplement, the Prospectus, and any Permitted Free Writing Prospectus, as amended and supplemented, there is not pending, or, to the knowledge of the Company, threatened or contemplated, any action, suit or proceeding to which the Company is a party before or by any court or governmental agency, authority or body, or any arbitrator, which would reasonably be likely to result in any Material Adverse Effect;

(vi) In connection with the Agreement, the statements (collectively, the “Regulatory Statements”) related to the regulations of the United States Food and Drug Administration (the “FDA”) and related regulations (collectively, the “Applicable Regulations”) are true and correct in all material respects as they relate to the Company included or incorporated by reference in the Registration Statement, Base Prospectus, Prospectus Supplement, the Prospectus, as amended and supplemented, which incorporate by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(vi) The Regulatory Statements insofar as such statements constitute summaries of the Applicable Regulations and related legal matters, fairly present, to the extent required by the Securities Act, in all material respects, such law and legal matters;

(vii) The Company is and has been in material compliance with the Applicable Regulations. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company; and

(viii) There are no actions, suits, claims, proceedings, audits or investigations pending or threatened in writing against the Company pursuant to the Applicable Regulations or by any federal government or regulatory authorities engaged in the regulation of the Company’s products and brands.

7. Secretary’s Certificate. On the date hereof, the Company shall furnish to the Agent a certificate from the Company’s corporate secretary, dated as of the date hereof and addressed to the Agent, certifying: (i) that each of the Charter and Bylaws is true and complete, has not been modified and is in full force and effect; (ii) that the resolutions of the Company’s board of directors relating to the Offering are in full force and effect and have not been modified; (iii) the good standing of the Company; and (iv) as to the incumbency of the officers of the Company. The documents referred to in such certificate shall be attached to such certificate.

8. Governing Law. THIS AMENDMENT NO. 2 SHALL BE SUBJECT TO THE PROVISIONS REGARDING APPLICABLE LAW AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12 AND 16 OF THE SALES AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

 9. Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment No. 2 by one party to the other may be made by facsimile or electronic transmission.

10. Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Sales Agreement shall remain in full force and effect. As amended hereby, the Sales Agreement is ratified and confirmed in all respects. On and after the date of this Amendment No. 2, each reference in the Sales Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment No. 2.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate of this Amendment No. 2, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent in accordance with its terms.

Very truly yours,

HEART TEST LABORATORIES, INC.

By	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	Chief Executive Officer

Confirmed as of the date first above mentioned.

MAXIM GROUP LLC, as Agent

By	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

[Signature Page to Amendment No. 2 to Equity Distribution Agreement]